Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2014 GUIDANCE

CEB Reports Q4 Total Revenue Growth of 15.3%, Operating Cash Flow Growth of 21.7%,

CEB Segment Contract Value Growth of 8.7%, and Increases Quarterly Cash Dividend 16.7%

ARLINGTON, Va. – February 11, 2014 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the fourth quarter and year ended December 31, 2013. Revenue increased 15.3% to $223.4 million in the fourth quarter of 2013 from $193.7 million in the fourth quarter of 2012. Net income in the fourth quarter of 2013 was $12.6 million, or $0.37 per diluted share, compared to $7.2 million, or $0.21 per diluted share, in the same period of 2012. Adjusted net income was $28.8 million and Non-GAAP diluted earnings per share were $0.84 in the fourth quarter of 2013 compared to $23.6 million and $0.69 in the same period of 2012, respectively.

In 2013, revenue was $820.1 million, a 31.7% increase from $622.7 million in 2012. Net income in 2013 was $32.0 million, or $0.94 per diluted share, compared to $37.1 million, or $1.10 per diluted share, in 2012. Included in net income for 2013 is a $22.6 million goodwill impairment loss for Personnel Decision Research Institutes, Inc. (“PDRI”) and $6.7 million of pre-tax debt extinguishment costs associated with the refinancing of the Company’s senior secured credit facilities in August 2013. Adjusted net income was $105.4 million and Non-GAAP diluted earnings per share were $3.10 in 2013 compared to $86.2 million and $2.55 in 2012, respectively.

“In 2013, CEB delivered strong results that reflect focused execution of our long-term strategy,” said Tom Monahan, Chairman and CEO. “With solid momentum across the business entering 2014, we look forward to delivering expanded impact for our members and clients, engaging careers for our employees, and continued progress against our multi-year organic growth and margin objectives.

“We are also pleased to announce the acquisition of Talent Neuron in January 2014, an innovative, early-stage platform that provides global talent market intelligence data, software, and decision-support,” Monahan continued. “This acquisition allows CEB to launch a powerful suite of tools to help members with talent planning.”

OUTLOOK FOR 2014

The Company’s 2014 annual guidance is as follows: Adjusted revenue of $895 to $915 million, revenue of $892 to $912 million, capital expenditures of $30 to $34 million, Non-GAAP diluted earnings per share of $3.15 to $3.40, an Adjusted EBITDA margin between 25.0% and 25.5%, and depreciation and amortization expense of $65 to $67 million. Adjusted revenue refers to revenue before the impact of the reduction of SHL revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the SHL acquisition date to fair value. The estimated reduction in 2014 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $3 million.

SEGMENT HIGHLIGHTS

Since the August 2012 acquisition of SHL Group Holdings 1 Limited and its subsidiaries (“SHL”), the Company has had two operating segments, CEB and SHL. The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. The SHL segment, now referred to as the “SHL Talent Measurement” segment, includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment tools and services to various agencies of the US government. Our full year 2012 financial results only include the results of operations of SHL and PDRI from August 2, 2012.

CEB Segment

Revenue increased 9.6% in the fourth quarter of 2013 to $170.6 million from $155.7 million in the same period of 2012. There was $5.6 million of PDRI revenue included in CEB segment revenue in the fourth quarter of 2013 and $7.5 million in the same period of 2012. Adjusted EBITDA in the fourth quarter of 2013 was $48.7 million compared to $43.0 million in the same period of 2012. Adjusted EBITDA margin in the fourth quarter of 2013 was 28.5% of segment Adjusted revenue compared to 27.6% in the fourth quarter of 2012.

Revenue increased 12.5% in 2013 to $634.3 million from $564.1 million in 2012. There was $24.7 million of PDRI revenue included in CEB segment revenue in 2013 and $12.6 million in 2012. Adjusted EBITDA was $173.5 million in 2013 compared to $154.6 million in 2012. Adjusted EBITDA margin in 2013 and 2012 was 27.4% of segment Adjusted revenue.

Contract Value at December 31, 2013 increased 8.7% to $610.8 million compared to $561.8 million at December 31, 2012. Wallet retention rate at December 31, 2013 was 97% compared to 102% at December 31, 2012. Contract Value per member institution increased 1.4% at December 31, 2013 to $93,542 from $92,252 at December 31, 2012.

In the third quarter of 2013, the Company performed interim impairment testing of its PDRI reporting unit as a result of insights into the impact of US Federal government sequestration and spending cuts. As a result, the Company recorded an after-tax goodwill impairment loss of $22.6 million. This loss had no impact on cash flows.

SHL Talent Measurement Segment

Revenue increased in the fourth quarter of 2013 to $52.8 million from $38.1 million in the same period of 2012. Adjusted revenue increased in the fourth quarter of 2013 to $53.9 million from $46.8 million in the same period of 2012. Adjusted EBITDA in the fourth quarter of 2013 was $9.1 million compared to $11.6 million in the same period of 2012. Adjusted EBITDA margin in the fourth quarter of 2013 was 16.8% of segment Adjusted revenue compared to 24.8% in the fourth quarter of 2012.

Revenue was $185.8 in 2013 and $58.6 million in 2012. Adjusted revenue was $195.7 million in 2013 and $75.7 million in 2012. Adjusted EBITDA was $32.6 million in 2013 and $19.6 million in 2012. Adjusted EBITDA margin in 2013 was 16.6% of segment Adjusted revenue and 25.9% in 2012.

Wallet retention rate at December 31, 2013 was 101% compared to 97% at December 31, 2012. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the first quarter of 2014 of $0.2625 per share, an increase of 16.7% compared to the dividend paid in the fourth quarter of 2013. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on March 31, 2014 to stockholders of record on March 14, 2014.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Non-GAAP diluted earnings per share, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the SHL acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income before loss from discontinued operations, net of provision for income taxes; interest expense, net; depreciation and amortization; provision for income taxes; the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; debt extinguishment costs; share-based compensation; costs associated with exit activities; restructuring costs; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; share-based compensation; impairment loss; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; share-based compensation; impairment loss; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

In connection with the SHL acquisition, we changed the definitions of our non-GAAP measures to adjust for the impact of the deferred revenue fair value adjustment to the opening balance sheet resulting from purchase accounting, amortization of related intangibles, acquisition related costs, and share-based compensation. This change was made to provide a more comprehensive understanding of our core operating results by eliminating the effect of acquisition related items from our GAAP operating results. The SHL acquisition was the first acquisition of sufficient size to cause these items to be significant. We believe that excluding these items is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred significant expenses primarily in connection with our SHL acquisition and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Impairment loss and debt extinguishment costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. The Company excludes these items because management does not believe they correlate to the ongoing operating results of the business.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2014 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments including our acquisition of SHL, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy (including sequestration under the Budget Control Act of 2011), and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2012 Annual Report on Form 10-K filed on March 1, 2013. The forward-looking statements in this presentation are made as of February 11, 2014, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers and risk. Member companies include approximately 85% of the Fortune 500, half the Dow Jones Asian Titans, and nearly 85% of the FTSE 100. More at cebglobal.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended December 31,		Selected Percentage Changes	Year Ended December 31,
		2013	2012		2013	2012
Financial Highlights:
(In thousands, except per share data)

Revenue	15.3%	$223,436	$193,720	31.7%	$820,053	$622,654
Adjusted revenue	10.9%	$224,524	$202,468	29.7%	$829,967	$639,788
Net income		$12,578	$7,181		$31,971	$37,051
Adjusted net income		$28,796	$23,561		$105,383	$86,153
Adjusted EBITDA		$57,729	$54,635		$206,091	$174,189
Adjusted EBITDA margin		25.7%	27.0%		24.8%	27.2%
Diluted earnings per share		$0.37	$0.21		$0.94	$1.10
Non-GAAP diluted earnings per share		$0.84	$0.69		$3.10	$2.55

Other Operating Statistics:
CEB segment Contract Value (in thousands) (1)				8.7%	$610,830	$561,823
CEB segment Member institutions				7.2%	6,530	6,090
CEB segment Contract Value per member institution				1.4%	$93,542	$92,252
CEB segment Wallet retention rate (2)					97%	102%
SHL Talent Measurement segment Wallet retention rate (3)					101%	97%

(1)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
(2)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(3)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue (1)	$223,436	$193,720	$820,053	$622,654
Costs and expenses:
Cost of services	78,676	72,606	297,851	223,766
Member relations and marketing	65,675	54,497	240,052	178,204
General and administrative	25,590	22,403	97,273	73,629
Acquisition related costs (2)	4,433	3,243	11,477	24,529
Impairment loss	—	—	22,600	—
Depreciation and amortization	15,311	15,597	60,087	37,858

Total costs and expenses	189,685	168,346	729,340	537,986

Operating profit	33,751	25,374	90,713	84,668
Other (expense) income, net
Interest income and other (3)	(201)	(715)	(998)	1,834
Interest expense	(4,990)	(6,655)	(22,586)	(11,882)
Debt extinguishment costs	—	—	(6,691)	—

Other (expense) income, net	(5,191)	(7,370)	(30,275)	(10,048)

Income before provision for income taxes	28,560	18,004	60,438	74,620
Provision for income taxes	15,982	10,823	28,467	37,569

Net income	$12,578	$7,181	$31,971	$37,051

Basic earnings per share	$0.37	$0.21	$0.95	$1.11
Diluted earnings per share	$0.37	$0.21	$0.94	$1.10

Weighted average shares outstanding
Basic	33,616	33,463	33,543	33,462
Diluted	34,018	33,802	33,943	33,821

Percentages of Adjusted Revenue
Cost of services	35.0%	35.9%	35.9%	35.0%
Member relations and marketing	29.3%	26.9%	28.9%	27.9%
General and administrative	11.4%	11.1%	11.7%	11.5%
Depreciation and amortization	6.8%	7.7%	7.2%	5.9%
Operating profit	15.0%	12.5%	10.9%	13.2%
Adjusted EBITDA (4)	25.7%	27.0%	24.8%	27.2%

(1)	Net of a $1.1 million and $9.9 million reduction to reflect the impact of the SHL deferred revenue fair value adjustment in the three months and year ended December 31, 2013, respectively, and $8.7 million and $17.1 million reduction in the three months and year ended December 31, 2012.
(2)	Acquisition related costs in the three months and year ended December 31, 2013 primarily relate to the integration of SHL. Acquisition related costs in the three months and year ended December 31, 2012 primarily relate to transaction and integration costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended December 31, 2013 includes a $0.7 million increase in the fair value of deferred compensation plan assets and interest income of $0.1 million offset by a $0.7 million foreign currency loss and $0.3 million of other expense. Interest income and other in the three months ended December 31, 2012 includes a $0.3 million increase in the fair value of deferred compensation plan assets and $0.1 million of interest income offset by $1.1 million in foreign currency losses. Interest income and other in 2013 includes a $2.1 million increase in the fair value of deferred compensation plan assets and $0.3 million of interest income offset by $0.1 million of other expense and $3.3 million of foreign currency losses. Interest income and other in 2012 includes a $1.7 million increase in the fair value of deferred compensation plan assets, $1.1 million of interest income, and $0.3 million of other income offset by $1.3 million in foreign currency losses.
(4)	See “Non-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Adjusted Revenue (1)
CEB segment	$170,636	$155,660	$634,302	$564,062
SHL Talent Measurement segment (2)	53,888	46,808	195,665	75,726

	$224,524	$202,468	$829,967	$639,788

Adjusted EBITDA (1)
CEB segment	$48,658	$43,037	$173,537	$154,600
SHL Talent Measurement segment	9,071	11,598	32,554	19,589

	$57,729	$54,635	$206,091	$174,189

Adjusted EBITDA Margin (1)
CEB segment	28.5%	27.6%	27.4%	27.4%
SHL Talent Measurement segment	16.8	24.8	16.6	25.9
Consolidated	25.7%	27.0%	24.8%	27.2%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Includes a $1.1 million and $9.9 million increase to revenue in the three months and year ended December 31, 2013 and a $8.7 million and $17.1 million increase to revenue in the three months and year ended December 31, 2012, respectively, to reflect the impact of the SHL deferred revenue fair value adjustment.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$119,554	$72,699
Accounts receivable, net (1)	271,264	239,599
Deferred income taxes, net	17,524	15,669
Deferred incentive compensation	24,472	19,984
Prepaid expenses and other current assets	29,355	19,068

Total current assets	462,169	367,019

Deferred income taxes, net	1,230	283
Property and equipment, net	106,854	96,962
Goodwill	442,775	471,299
Intangible assets, net	309,692	335,191
Other non-current assets	60,955	51,495

Total assets	$1,383,675	$1,322,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$85,294	$84,363
Accrued incentive compensation	61,498	53,927
Deferred revenue (2)	416,367	365,747
Deferred income taxes, net	969	3,537
Debt – current portion	10,274	12,479

Total current liabilities	574,402	520,053

Deferred income taxes	48,553	59,773
Other liabilities	115,424	98,641
Debt – long term	505,554	528,280

Total liabilities	1,243,933	1,206,747

Total stockholders’ equity	139,742	115,502

Total liabilities and stockholders’ equity	$1,383,675	$1,322,249

(1)	Includes accounts receivable, net of $64.0 million and $52.2 million at December 31, 2013 and December 31, 2012, respectively, related to the SHL Talent Measurement segment and PDRI.
(2)	Includes deferred revenue of $61.2 million and $41.6 million at December 31, 2013 and December 31, 2012, respectively, related to the SHL Talent Measurement segment and PDRI.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,971	$37,051
Adjustments to reconcile net income to net cash flows provided by operating activities:
Impairment loss	22,600	—
Debt extinguishment costs	6,691	—
Exit costs	1,007	—
Depreciation and amortization	60,087	37,858
Amortization of credit facility issuance costs	2,775	1,771
Deferred income taxes	(12,869)	(8,457)
Share-based compensation	12,547	9,214
Excess tax benefits from share-based compensation arrangements	(4,331)	(2,101)
Net foreign currency remeasurement and translation loss	1,474	229
Amortization of marketable securities premiums, net	—	68
Changes in operating assets and liabilities:
Accounts receivable, net	(29,690)	(39,714)
Deferred incentive compensation	(4,343)	(2,644)
Prepaid expenses and other current assets	(8,173)	18,481
Other non-current assets	(5,017)	(7,444)
Accounts payable and accrued liabilities	10,831	405
Accrued incentive compensation	7,252	10,742
Deferred revenue	48,488	58,871
Other liabilities	7,409	7,825

Net cash flows provided by operating activities	148,709	122,155

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(27,026)	(17,498)
Cost method investments	(11,213)	—
Acquisition of businesses, net of cash acquired	—	(669,086)
Maturities of marketable securities	—	10,254

Net cash flows used in investing activities	(38,239)	(676,330)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	5,000	555,000
Payments of credit facility	(32,002)	(10,000)
Proceeds from the exercise of common stock options	1,098	1,423
Proceeds from the issuance of common stock under the employee stock purchase plan	910	613
Excess tax benefits from share-based compensation arrangements	4,331	2,101
Credit facility issuance costs	(4,156)	(19,176)
Purchase of treasury shares	(2,751)	(10,007)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(7,054)	(3,767)
Payment of dividends	(30,189)	(23,403)

Net cash flows (used in) provided by financing activities	(64,813)	492,784

Effect of exchange rates on cash	1,198	661

Net increase (decrease) in cash and cash equivalents	46,855	(60,730)
Cash and cash equivalents, beginning of year	72,699	133,429

Cash and cash equivalents, end of year	$119,554	$72,699

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$170,636	$52,800	$223,436	$155,660	$38,060	$193,720
Impact of the deferred revenue fair value adjustment	—	1,088	1,088	—	8,748	8,748

Adjusted revenue	$170,636	$53,888	$224,524	$155,660	$46,808	$202,468

	Year Ended December 31, 2013			Year Ended December 31, 2012
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$634,302	$185,751	$820,053	$564,062	$58,592	$622,654
Impact of the deferred revenue fair value adjustment	—	9,914	9,914	—	17,134	17,134

Adjusted revenue	$634,302	$195,665	$829,967	$564,062	$75,726	$639,788

Adjusted EBITDA

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)	$11,612	$966	$12,578	$13,519	$(6,338)	$7,181
Interest expense, net	4,913	—	4,913	6,546	—	6,546
Depreciation and amortization	7,100	8,211	15,311	7,351	8,246	15,597
Provision for income taxes	19,194	(3,212)	15,982	11,577	(754)	10,823
Impact of the deferred revenue fair value adjustment	—	1,088	1,088	—	8,748	8,748
Acquisition related costs	2,864	1,569	4,433	1,673	1,570	3,243
Share-based compensation	2,975	449	3,424	2,371	126	2,497

Adjusted EBITDA	$48,658	$9,071	$57,729	$43,037	$11,598	$54,635

Adjusted EBITDA margin	28.5%	16.8%	25.7%	27.6%	24.8%	27.0%

	Year Ended December 31, 2013			Year Ended December 31, 2012
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)	$36,692	$(4,721)	$31,971	$46,440	$(9,389)	$37,051
Interest expense, net	22,337	—	22,337	10,834	—	10,834
Depreciation and amortization	28,356	31,731	60,087	24,371	13,487	37,858
Provision for income taxes	38,033	(9,566)	28,467	41,463	(3,894)	37,569
Impact of the deferred revenue fair value adjustment	—	9,914	9,914	—	17,134	17,134
Acquisition related costs	7,691	3,786	11,477	22,430	2,099	24,529
Impairment loss	22,600	—	22,600	—	—	—
Debt extinguishment costs	6,691	—	6,691	—	—	—
Share-based compensation	11,137	1,410	12,547	9,062	152	9,214

Adjusted EBITDA	$173,537	$32,554	$206,091	$154,600	$19,589	$174,189

Adjusted EBITDA margin	27.4%	16.6%	24.8%	27.4%	25.9%	27.2%

Adjusted Net Income

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$12,578	$7,181	$31,971	$37,051
Impact of the deferred revenue fair value adjustment (1)	795	6,369	7,193	12,474
Acquisition related costs (1)	2,918	2,200	7,500	18,427
Share-based compensation (1)	2,145	1,523	7,765	5,587
Impairment loss (2)	4,199	—	22,600	—
Debt extinguishment costs (1)	—	—	4,001	—
Amortization of acquisition related intangibles (1)	6,161	6,288	24,353	12,614

Adjusted net income	$28,796	$23,561	$105,383	$86,153

Non-GAAP Earnings per Diluted Share

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Diluted earnings per share	$0.37	$0.21	$0.94	$1.10
Impact of the deferred revenue fair value adjustment (1)	0.02	0.19	0.21	0.37
Acquisition related costs (1)	0.09	0.06	0.22	0.54
Share-based compensation (1)	0.06	0.04	0.23	0.16
Impairment loss (2)	0.12	—	0.66	—
Debt extinguishment costs (1)	—	—	0.12	—
Amortization of acquisition related intangibles (1)	0.18	0.19	0.72	0.38

Non-GAAP diluted earnings per share	$0.84	$0.69	$3.10	$2.55

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction. The following income tax rates were used: 27% in 2013 and 2012 for the deferred revenue fair value adjustment; 34% in 2013 and 25% in 2012 for acquisition related costs; 38% in 2013 and 39% in 2012 for share-based compensation; 40% in 2013 for debt extinguishment costs; and 30% in 2013 and 31% in 2012 for amortization of acquisition related intangibles.
(2)	The $22.6 million impairment loss of non-deductible goodwill related to PDRI recognized during the third quarter of 2013 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. As such, $4.2 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three months ended December 31, 2013 and has been added back to bring the full year adjustment to $22.6 million.

With respect to the Company’s 2014 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2014 are not provided because the Company cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty at this time.

INVESTOR DAY

CEB will hold its annual Investor Day for institutional investors and sell-side analysts at its Waterview headquarters in Arlington, Virginia on June 18, 2014. At the Investor Day, members of the Company’s senior leadership team will review the Company’s business portfolio, strategy for growth, and financial performance. The Investor Day is by invitation only and registration is required. It will also be webcast live via the Internet on the Company’s web site and a replay will be available following the event.